Exhibit 99.1

Wilson Craig

Director of Public Relations

Meru Networks

wcraig@merunetworks.com

+1 408 516 6182

Meru Appoints Sudhakar Ramakrishna to Board of Directors

SUNNYVALE, Calif. – December 19, 2013 - Meru Networks (NASDAQ:MERU) today announced the appointment of Sudhakar Ramakrishna, senior vice president and general manager of the Enterprise and Service Provider Division at Citrix, to its board of directors, effective December 19, 2013.

“We are very pleased to have added Sudhakar to the Meru board of directors,” said Chuck Kissner, Meru board member and chairman of its nominating and corporate governance committee. “His strong expertise in cloud-based delivery and development of intelligent networks will serve Meru and its shareholders well. The board will benefit greatly from his input and guidance as we continue to strengthen the business.”

Ramakrishna has more than 20 years of experience across the mobility, networking, security and collaboration markets. He joined Citrix in 2013 to oversee the company’s strategy and execution for its virtualization, networking, mobility and cloud solutions. Previously he was at Polycom, where he was president of products and services. Before Polycom, he was corporate vice president and general manager of Motorola’s wireless broadband business, responsible for building and scaling their 4G and LTE mobile product initiatives. He also ran global software operations at Motorola, developing innovative and collaborative teams focused on a wide range of customers, technologies and solutions. Ramakrishna also held senior leadership roles at Stoke Networks, 3COM and US Robotics and has a wealth of experience working with enterprise, carrier/operator customers and ecosystem partners.

“I am looking forward to serving on Meru’s board,” said Ramakrishna. “The enterprise wireless industry is extremely dynamic and rapidly expanding, with a lot of room for innovation. With Meru’s strong and diverse board, and its executive management commitment, the company is poised for success.”

Ramakrishna has led strategic partnerships with IBM, HP, Huawei, Siemens and others, and has overseen several mergers, acquisitions and divestitures. He earned his master’s degree in Computer Science from Kansas State, and an MBA from Northwestern University’s Kellogg School of Management. Ramakrishna holds and has filed several patents in the areas of IP telephony, soft switching and load balancing.

About Meru Networks

Meru Networks (NASDAQ: MERU) is a market leader in the development of mobile access and virtualized Wi-Fi solutions. Meru’s MobileFLEX wireless architecture addresses the ever-growing need for higher bandwidth and higher client densities. The Meru Identity Manager solution greatly simplifies secure device on-boarding and the company’s unique Context-aware Application Layers enable dedicated channel assignments for specific applications, devices and usage scenarios. Meru customers include Fortune 500 businesses as well as leaders in education, healthcare and hospitality. Founded in 2002, Meru is headquartered in Sunnyvale, Calif., with operations in North America, Europe, the Middle East, Asia Pacific and Japan. Visit www.merunetworks.com or call (408) 215-5300 for more information.

© 2013 Meru Networks, Inc., Meru Networks and Meru are registered trademarks of Meru Networks, Inc. in the United States. All other trademarks mentioned in this document are the property of their respective owners.